UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 17, 2006

YARDVILLE NATIONAL BANCORP

(Exact Name of Issuer as Specified in Charter)

NEW JERSEY (State or Other Jurisdiction of Incorporation or Organization)	000-26086 (Commission File Number)	22-2670267 (I.R.S. Employer Identification Number)

2465 KUSER ROAD, HAMILTON, NEW JERSEY 08690

(Address of Principal Executive Offices)

(609) 585-5100

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into a Material Definitive Agreement.

On May 17, 2006, the Compensation Committee of the Board of Directors of Yardville National Bancorp, referred to as the “Company,” approved the participation of Daniel J. O’Donnell, Secretary of the Company and Executive Vice President and Chief Legal Officer of The Yardville National Bank, referred to as the “Bank,” the Company’s principal subsidiary, in the Second Amended and Restated Supplemental Executive Retirement Plan of Yardville National Bank, as amended, referred to as the “SERP.” Upon termination of employment at or after his normal retirement age of 65, Mr. O’Donnell will receive a retirement benefit equal to forty percent (40%) of an average of his cash compensation during the three of six calendar years (the year of his retirement and the five preceding years) that produce the highest average, provided that such benefit may not exceed the benefit determined as of the date Mr. O’Donnell attains his normal retirement age without regard to whether he remains employed after such date. The benefit is payable, at the participant’s election, in 180 monthly installments or an actuarially equivalent lump sum and Mr. O’Donnell has elected the lump sum. Based on assumptions used in connection with Mr. O’Donnell’s participation in the SERP, the estimated benefit payable to Mr. O’Donnell at his specified normal retirement age would be approximately $1.9 million.

A copy of the Second Amended and Restated Supplemental Executive Retirement Plan is attached as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, and a copy of the amendment thereto is attached as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, both of which are filed with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YARDVILLE NATIONAL BANCORP
Date: May 23, 2006	By: Stephen F. Carman Stephen F. Carman Vice President and Treasurer